PROSPECTUS                 Pricing Supplement No. 3134
Dated January 10, 1995     Dated May 19, 1998
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration  Statement
                           No. 33-60723
Dated January 25, 1995
              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                 (Redeemable Fixed Rate Notes)
Trade Date:  May 19, 1998

Settlement Date (Original Issue Date):  May 22, 1998

Maturity Date:   May 22, 2013  (subject to earlier redemption, as
             set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$10,000,000

Price to Public (Issue Price):The  Notes are being  purchased  by the  Underwriter  at  100.00%  of  their
                         principal  amount and will  be  sold  at
                         varying prices to be determined  at  the
                         time  of sale.  For any Notes sold  with
                         more   than  a  de  minimis  amount   of
                         original  issue  discount,  see  "United
                         States   Tax  Considerations"   in   the
                         accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission:     The  Notes will  be  sold  at
                         varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer:  US$10,000,000

Interest Rate Per Annum:  6.40%

Interest Payment Date(s):
  ___  March 15 and September 15 of each year
  X Other:  Monthly  on the 22nd day  of  each  month,
            commencing on June 22, 1998 (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date is referred to herein as an "Interest Period")
Form of Notes:
    X  DTC registered                ____  non-DTC registered

Repayment, Redemption and Acceleration
Initial Redemption Date:       May  22,  1999, and thereafter  on
                               any  Interest  Payment  Date  (See
                               "Additional     Terms--Redemption"
                               below)
Initial Redemption Percentage: 100%
Optional Repayment Date:       Not applicable ("N/A")
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration:     N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                      (Fixed Rate Notes)
                           Page 2
                      Pricing Supplement No. 3134
                      Dated May 19, 1998
                      Rule 424(b)(3)-Registration Statement  No.
                      33-60723

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on May 22, 1999 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.
                      (Fixed Rate Notes)
                           Page 3
                      Pricing Supplement No. 3134
                      Dated May 19, 1998
                      Rule 424(b)(3)-Registration Statement  No.
                      33-60723

  Certain Covenants of the Company.

  As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture

Additional Information:

  General

  At March 28, 1998, the Company had outstanding indebtedness totalling $138.313 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 28, 1998 excluding subordinated notes payable after one year was equal to $137.616 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

        Year Ended December 31, Three Months Ended
     1993  1994  1995  1996 1997   March 28,1998
     1.62  1.63  1.51  1.53 1.48   1.54

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

  Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
  There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.
                     (Fixed Rate Notes)
                           Page 4
                      Pricing Supplement No. 3134
                      Dated May 19, 1998
                      Rule 424(b)(3)-Registration Statement  No.
                      33-60723

Plan of Distribution:

  The Notes are being purchased by Bear, Stearns & Co. Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.